EXHIBIT 10.2

Hayati Yarkadas	February 26, 2020

Individual Employment Contract

BETWEEN

Xylem Europe GmbH,
Bleicheplatz 6
CH-8200 Schaffhausen

HEREINAFTER REFERRED TO AS “Company” ON THE FIRST HAND

AND

Hayati Yarkadas
[ADDRESS ON FILE WITH THE COMPANY]

HEREINAFTER REFERRED TO AS “Employee” ON THE OTHER HAND

THE PARTIES AGREE AS FOLLOWS:

1.APPOINTMENT AND SCOPE OF THE EMPLOYMENT

The Company hereby employs the Employee and the Employee agrees to accept employment in the role of Senior Vice President and President, Water Infrastructure and Europe Commercial Team of the Company on and subject to the terms and conditions specified herein.

This position reports solid line to the President and Chief Executive Officer.

2.DUTIES OF THE EMPLOYEE

The Employee is qualified as a “senior executive” of the Company.

3.TERM AND TERMINATION

The Employment shall commence on/before March 16 and shall last for an unlimited period of time.

The probation period is 2 months.

The Employee represents and warrants that he is not bound by or subject to any court order, agreement, arrangement or undertaking which may in any way restrict or prohibit the Employee from entering into this Agreement or from performing the Employee’s duties under this Agreement.

4.WORKING HOURS, PLACE OF WORK AND OVERTIME

The Employee shall perform the service hereunder in Schaffhausen. The Employee may be required to regularly travel for his work.

As a senior executive and member of the management the Employee shall schedule his working hours by his own. However, he shall consider the demands and needs of the Company and particularly also those of clients and the staff. Whenever necessary, he shall be present.

Compensation for additional hours (=Überstunden) and overtime (=Überzeit) is included in the Employee’s salary and will not be compensated by time off, payments or any other benefits.

5.REMUNERATION

5.1    Basic Annual Salary

The Company shall pay to the Employee a basic annual salary of gross CHF 500,000 per year.

5.2    Incentive

The Employee is at the Company’s discretion eligible to receive an annual incentive target award of 75% of the base salary. For 2020, you will be eligible for the full year annual incentive, approved bonus awards are typically paid in March for performance from the previous calendar year.

The Employee acknowledges that he has no right to receive a guaranteed incentive payment and will not acquire such a right merely by virtue of having received one or more incentive payments during the course of his employment.

5.3    Long-Term Incentive Plan

The Employee is eligible to participate in the Xylem Long-Term Incentive Plan (LTIP) and will have an annual target award of $900,000 be provided as 50% Performance Share Units (PSUs), 25% Restricted Stock Units (RSUs) and 25% Stock Options. RSUs and Stock Options vest one-third after each year and the PSUs vest 100% after three years and payable based on the Company’s performance. Subsequent annual grants may vary due to management discretion with regard to individual performance and market competitiveness and are subject to approval by the Leadership Development and Compensation Committee (LDCC) of Xylem’s Board of Directors.

The Employee will receive the first annual LTIP award effective on/about May 7, 2020 (the first day of the next open window after the trading restriction period after your hire date). The vesting terms and performance targets will be consistent as other senior executives’ most recent annual LTIP award expected to be granted on February 27, 2020.

The equity program is implemented and administered as per approved program parameters as specified in grant agreements to be provided at the time of the grants and subject to review and approval by the LDCC of Xylem’s Board of Directors. Details of the 2019 program are outlined in the enclosed Executive Compensation Brochure (details for 2020 will be published in mid-March, 2020).

5.4    Special One-Time Sign-on Restricted Stock Units (RSUs)

To help make the Xylem offer even more attractive and to give the Employee additional immediate equity compensation linked to the future success of Xylem, the Employee will also be eligible for a one-time, Special Sign-On RSU grant of $250,000. The vesting schedule for the sign-on RSUs will provide that, subject to your continued employment, one-third of the sign-on RSUs vests on each anniversary of the grant date.

The Special Sign-On RSUs will be granted at the same time as the annual LTIP above.

6.CASH ALLOWANCE FOR CAR

A gross cash allowance of CHF 21,350 per annum is paid to the employee in lieu of a company car.

7.DATA PROTECTION

As part of terms and conditions of employment, the Employee gives the Company permission to collect, retain and process information about him, such as age and sex. This will only be used so that the Company can monitor the compliance with law and best practice in terms of equal opportunity and nondiscrimination. The information that the Company holds will be checked with the Employee from time to time to ensure that it remains up to date. Should the Employee’s personal circumstances change the Employee should notify the human resources department immediately.

8.COMMUNICATION INFRASTRUCTURE

The Employee shall comply with the Company’s policies and instructions regarding the use of the Company’s telephones, computers, e-mail system, internet services and software programs (“Communication Infrastructure”). The Employee shall at all times refrain from using the Communication Infrastructure for any inappropriate or illegal purpose.

9.RESTITUTION OF THE COMPANY’S EQUIPMENT

Both, the Company and the Employee, shall make restitution for everything they have received during the period of the employment relationship from the other party, or from third parties for their account at the end of this employment relationship.

In particular, the Employee shall restitute without delay all Company’s tools, materials, data carrier as well as records of any kind.

10.SECRECY

Employee shall not during the term of this Agreement or thereafter make use for his own purpose or disclosure to any third party any confidential information having come to his attention before or during the term of this Agreement pertaining to the Company’s business. All such information and knowledge shall be kept strictly confidential beyond the term of employment.

11.COMPETITION BAN / NON-ENTICEMENT / NON-SOLICITATION

The Employee shall not, for as long as the Employee remains an Employee of the Employer and during a period of six months following the termination of this Agreement, alone, or jointly with, or as manager of, agent for, or Employee of any person or as a shareholder directly or indirectly carry on or be engaged, concerned or interested in any business competitive to the business of the Company with an effect in the city of Schaffhausen plus a radius of 30 km.

The Employee shall not, for as long as he remains an Employee of the Company and during a period of six of months following the termination of this Agreement whether direct nor indirect as manager, agent, employee, shareholder or partner of another entity, solicit, induce or attempt to induce any person who is an Employee of the Company, to leave the Company or to engage in any business that competes with the Company, hire or assist in the hiring of any person who is an Employee of the Company to work for any business that competes with the Company or to solicit, induce or attempt to induce any person or company that is a customer of the Company to discontinue or modify its customer relationship with the Company.

For any violation of this competition ban or non-enticement/non-solicitation clause the Employee hereby undertakes to pay a penalty equal to 3 times Employee’s last monthly salary. Payment of such amount shall not relieve the Employee of the Employee’s obligation not to compete as set out in this clause and the Company remains entitled to seek further damages sustained as a result of Employee’s violation. The Employee acknowledges that the Company may, in addition to the penalty and the compensation of its damages, also ask for the removal of the situation in violation of this competition ban and also ask for an injunction restraining the Employee from violation of this competition ban in accordance with the principles set out in Art. 340b of the Swiss Code of Obligations.

12.FORMER CONTRACTS

This Agreement shall be in substitution for any previous letters of appointment, agreements or arrangements, whether written or oral relating to the Employment. The parties expressly exclude any provisions regarding the “dismissal with the option of altered conditions of employment” (=Änderungskündigung).

13.ENTIRE AGREEMENT

If any part, term or provision of this Agreement shall be held void, illegal, unenforceable, or in conflict with any law having jurisdiction over this Agreement, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Employment Contract to the fullest extent possible and the validity of the remaining provisions shall not be affected thereby.

14.AMENDMENT

This Agreement may be modified or amended only by written agreement between the parties and any provision hereof may be waived only by a document signed by the party waiving such provision.

15.ADDITIONAL PROVISIONS, TERMS AND CONDITIONS

The following regulation(s), terms and conditions form an integral part of the employment relationship:

16.EMPLOYEE HANDBOOK

If provisions of said document(s) are differing from the individual employment contract, provisions of the individual employment contract shall prevail. If provisions of said documents are contradictory amongst themselves, the provisions in the document prior to the other documents as according to the order stated hereinabove shall prevail. The statutory provisions of the Code of Obligations (OR) and the Employment Act remain reserved.

The Employee herewith confirms, that he has received the above mentioned documents before signing this employment contract and that he agrees to them.

17.WORK PERMIT / RESIDENCE PERMIT

This Employment Contract becomes effective under the suspensive condition that the Employee has been granted a valid work and residence permission, which the Company will support and sponsor obtaining for the Employee.

18.APPLICABLE LAW

This Agreement and all the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of Switzerland.

The place of jurisdiction for disputes arising from this employment relationship shall be either the domicile of the defendant or the place where the Employee usually performs work.

Schaffhausen, February 26, 2020	[PLACE ON FILE WITH THE COMPANY], 27 February 2020

Place, date	Place, date

The Company	The Employee

/s/ Lou Corapi	/s/ Hayati Yarkadas
Lou Corapi	Hayati Yarkadas
VP Finance, Water Infrastructure
and Europe Commercial Team

cc:    Patrick Decker
Kairus Tarapore

Enclosures
•Business Proprietary Information Agreement
•Xylem Europe GmbH Pension Fund details
•Xylem Stock Ownership Guidelines
•Xylem Senior Executive Severance Pay Plan
•Xylem Special Senior Executive Severance Pay Plan
•Xylem 2019 Executive Compensation brochure